Exhibit 10.1

WOOZYFLY, INC.
244 Fifth Avenue, Suite 1878
New York, NY, 10001

August 28, 2009

STW RESOURCES, INC.
3417 Mercer, Suite D
Houston, Texas 77027
Attn: Gene Brock, CEO & President

Re:           Proposed merger between Woozyfly, Inc.("Acquiror"), Merger Sub, a wholly owned subsidiary of Acquiror and STW Resources, Inc. (“Acquiree").

Ladies and Gentlemen:

This letter will confirm the recent discussions we have had with you relative to the proposed exchange of 26,293,075 shares of common stock, $.001 par value per share, of Acquiror (“Shares”) and the issuance of Dilutive Securities as set forth in Schedule A (“Dilutive Securties”) for all, of the issued and outstanding voting capital stock of Acquiree. The objective of our discussions has been the execution and consummation, as soon as feasible and subject to the Bankruptcy Court Approval, of a formal agreement between Acquiror and Acquiree (the "Acquisition Agreement") which, among other things, would provide for the various matters set forth below:

Woozyfly, Inc., (the “Acquiror”), is a corporation incorporated under the laws of Nevada. The Common Stock of the Acquiror is traded on the Over-the-Counter Bulletin Board under the symbol “WZYF”.

STW Resources, Inc. (the “Acquiree”), a corporation incorporated under the laws of Nevada, which plans to provide water reclamation technology to the oil and gas industry in partnership with GE Water Process & Technologies, a division of GE Ionics Inc..

1.           Acquiror will create a wholly owned subsidiary (“Merger Sub”) incorporated under the laws of Nevada.  Acquiree will be merged into Merger Sub with Merger Sub being the surviving corporation. In consideration for the acquisition of 100% of the outstanding capital stock of Acquiree, Acquiror shall issue Shares to the shareholders of Acquiree.  All of the Acquiror’s Common Stock will be delivered upon the closing of this transaction (the “Closing Date”), with the condition that the exchange will be made with no more than 35 non-accredited Acquiree shareholders and an unlimited number of accredited shareholders and the transaction will not otherwise violate the provisions of the Securities Act of 1933, as amended, or any other applicable securities laws.

This exchange is intended to qualify as a tax-free reorganization under Section 368 and/or Section 351 of the Internal Revenue Code, and the Acquiror Common Stock received by the Acquiree shareholders will be received on a tax-free basis.  The shares to be issued by Acquiror will be “restricted securities” as defined in Rule 144 under the Securities Act of 1933, and an appropriate legend will be placed on the certificates representing such shares, with stop transfer orders placed against them.  The specific form of the reorganization under Section 368 shall be mutually determined by the respective management with the advice of counsel for the parties hereto.

2.           Upon Closing, all outstanding shares, options, warrants, convertible securities and other rights to acquire the securities of Acquiree shall exchanged for like securities of the Acquiror, and Acquiree will become merged into a wholly owned subsidiary of Acquiror (the “Merger”).

3.           Immediately upon closing of the Merger, it is anticipated that the equity interests of the Acquiror will be held approximately as follows:

4.           Definitive Agreement.  Upon the acceptance of this letter by Acquiror, Acquiree and Acquiror will promptly negotiate, in good faith, the terms of a Definitive Agreement, provided, however, that if the parties negotiate in good faith but fail to reach agreement, the parties shall have satisfied this provision.  The Definitive Agreement will be in a form customary for transactions of this type and will include, in addition to those matters specifically set forth in this letter, customary representations, warranties, indemnities, covenants and agreements of the Acquiror and the Acquiree, customary conditions of closing and other customary matters.

5.           Due Diligence Investigation.  Acquiree and Acquiror will promptly begin and diligently pursue an investigation of the legal, business and financial condition of the other company. Acquiree and Acquiror will extend their full cooperation to the other company and its lawyers, accountants and other representatives in connection with such investigation. The entry into the Definitive Agreement contemplated by this letter shall be conditional upon Acquiree’s and Acquiror’s complete satisfaction with such investigation.

6. Public Announcements.  Subject to applicable law, any public announcement relating to this transaction will be mutually agreed upon and jointly made by Acquiree and Acquiror.  Each party shall review other parties press release and shall approve by email.

7.           Filings and Applications.  Each party shall cooperate fully with the other party in furnishing any necessary information required in connection with the preparation, distribution and filing of any filings, applications and notices which may be required by federal, state and local governmental or regulatory agencies.

8.           Conditions to Close by Acquiree. Acquiree’s completion of the Merger will be conditional upon the following:

i.	the results of due diligence to be conducted by Acquiree and its representatives shall be satisfactory to Acquiree in its sole discretion;

ii.
Acquiree shall be satisfied that there have been no adverse changes to the business or financial condition of Acquiror between the date of the financial statements of Acquiror currently on file with the Securities and Exchange Commission and the Closing Date, including that Acquiror has not incurred any material liabilities or contingencies;

iii.	Acquiror shall be in good standing as a corporation in its state of incorporation.

iv.
within 60 days of the signing of the Definative Agreement, Acquiror shall exit  reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “ Bankruptcy Code ”), which the Acquiror is currently being administered under the caption In re Woozyfly, Inc. Case No. 09-13022 (JMP) (the “ Chapter 11 Case ”);

v.	Acquiror shall have provided Acquiree with undated written resignations of All Acquiror’s directors;

vi.	Acquiror shall have provided Acquiree with undated written resignations of all Acquiror’s executive officers and the new board shall appoint such executive officers;

vii.	all consents and other approvals required or deemed advisable by legal counsel for the transaction will have been obtained;

viii.	all information provided to Acquiree shall be true, complete and correct and without omission of any material fact;

ix.	approval of Bankruptcy Judge and US Trustee; and

x.	no material changes shall have occurred to the business or assets of Acquiror.

9.           Conditions to Close by Acquiror. Acquiror’s completion of the Merger will be conditional upon the following:

i.	the results of due diligence to be conducted by Acquiror and its representatives shall be satisfactory to Acquiror in its sole discretion;

ii.
Acquiror shall be satisfied that there have been no adverse changes to the business or financial condition of Acquiree between the date of the unaudited financial statements of Acquiree as of June 30, 2009, including that Acquiree has  not incurred any material liabilities or contingencies;

iii.	Acquiree shall be in good standing as a corporation in its jurisdiction of incorporation.

iv.
on or prior to the Closing Date, Acquiree shall have provided Acquiror audited financial statements of Acquiree as of the years ended December 31, 2008 and reviewed unaudited financial statements for the six months ended June 30, 2009 and 2008 in accordance with US GAAP by a PCAOB auditor;

v.
Acquiree shall have provided Acquiror with undated written resignations of All Acquiree’s directors, except that Acquiree may appoint five (5) members to Acquiror’s Board of Directors on the Closing Date;

vi.	all consents and other approvals required or deemed advisable by legal counsel for the transaction will have been obtained;

vii.	all information provided to Acquiror shall be true, complete and correct and without omission of any material fact;

viii.	approval of board of directors and shareholders of Acquiror as required by the Acquirees Articles of Incorporation, By-Laws and the Laws of the State of Nevada; and

ix.	no material changes shall have occurred to the business or assets of Acquiree.

10.           Post-Closing Conditions.  Completion of the Merger will conditional on the following:

(i)	The surviving company will change its name to STW Resources, Inc.. (“STW”);

11.           Confidentiality.  Acquiror nor the Acquiree shall not issue a press release, public statement or any other communication about the Merger or this agreement without the written approval of the other party.  Except for the use of such information and documents in connection with the proposed transactions or as otherwise required by law or regulations Acquiror and Acquiree each agree to keep confidential any information obtained by it from the other party in connection with its investigations or otherwise in connection with these transactions and, if such transactions are not consummated, to return to the other party any documents and copies thereof received or obtained by it in connection with the proposed transactions.

12.           Binding Effect; Termination.  The parties agree to negotiate in good faith the terms and conditions of the Definitive Agreement until this letter is terminated in accordance with this paragraph.  The parties agree that this letter is not intended to be a binding agreement between the parties but merely an expression of their intent with regard to the transactions described herein, and each party covenants never to contend to the contrary.  The parties will use their best efforts to consummate the transactions herein contemplated within 60 days after the date of this letter of intent; provided that, in the event a Definitive Agreement with respect to the transactions contemplated herein is not signed within 60 days after the date of the letter of intent, either party may terminate this letter by written notice without penalty or liability.  There shall be simultaneous execution and closing of the Definitive Agreement.

13.           It is understood that the terms set forth in this letter may not constitute all of the major terms which will be included in the Definative Agreement; that the terms set forth herein are subject to further discussion and negotiation, and that while this letter summarizes the various understandings which were reached between the parties, this letter is not intended to create or constitute a legally binding obligation between the parties, and neither Acquiror nor Acquiree shall have any liability to the other party until a definitive Acquisition Agreement and other related documents are negotiated, executed and delivered.  However, both parties pledge their best efforts to accomplish the closing of this proposed transaction.  If such definitive Acquisition Agreement and other related documents are not executed and delivered for any reason, neither party shall have any liability to the other.

14.           Acquiree and Acquiror will bear their own expenses and costs of transactions contemplated hereby, including, but not limited to, the fees of attorneys and financial advisors.

15.           At Closing, there shall be no change in the current outstanding capital structure of Acquiror and Acquiree including outstanding shares, options, warrants, or related matters, except as referred to herein.

16.           This Letter of Intent may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.           This Letter of Intent constitutes substantially all of the material terms of the agreement of the parties covering everything agreed upon or understood in this transaction.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind other than as set forth herein. This Letter of Intent shall be construed under the laws of the State of New York.  If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this letter.

WOOZYFLY, INC.

By:___/s/ ERIC STOPPENHAGEN_____________
Name: Eric Stoppenhagen
Title:   Interim President

ACCEPTED AND AGREED TO
THIS 29 DAY OF AUGUST 2009

STW RESOURCES, INC.

By:_/s/ GENE BROCK_____________________
Name:  Gene Brock
Title:    CEO & President